EXHIBIT 99.1

Corvus Pharmaceuticals Provides Business Update and Reports First Quarter 2019 Financial Results

Announces Initiation of Enrollment in Phase 1/1b Trial of ITK inhibitor CPI-818

Conference Call Today at 4:30 p.m. ET / 1:30 p.m. PT

BURLINGAME, Calif., May 09, 2019 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (NASDAQ: CRVS), a clinical-stage biopharmaceutical company focused on the development and commercialization of precisely targeted oncology therapies, today provided a business update and announced financial results for the first quarter ended March 31, 2019.

“With the initiation of patient enrollment in our Phase1/1b trial of CPI-818, Corvus now has three agents with novel mechanisms of action in clinical trials for a wide range of cancers,” said Richard A. Miller, M.D., co-founder, president and chief executive officer of Corvus. “Looking forward, we have several important milestones for each of our programs in 2019.”

“For the adenosine pathway, we continue to be in a leadership position with ciforadenant (CPI-444), our small molecule inhibitor of the A2A receptor, and CPI-006, our anti-CD73 antibody. We are enrolling patients in two ciforadenant Phase 1b/2 trials and we have discovered a potentially predictive genetic biomarker, the Adenosine Signature, that may provide clinicians with the ability to select patients most likely to benefit from therapy. This positions us to potentially initiate a molecularly defined, late stage study of ciforadenant in patients with renal cell cancer around the end of the year. For CPI-006, the initial clinical data from both the monotherapy and combination arms of our Phase 1/1b clinical trial will be presented in an oral presentation at the ASCO annual meeting in June. In addition, we expect incremental data updates on these programs at major medical meetings over the course of the year.”

“Turning to CPI-818, we are very excited to be investigating it in patients with T-cell lymphomas, a patient group that often has limited treatment options and poor clinical outcomes,” continued Dr. Miller. “We believe that CPI-818 represents a novel approach for these patients and the Phase 1/1b study is designed to evaluate both anti-tumor activity and its effect on normal T-cells, which could provide valuable information for future trials of CPI-818 in other types of cancer and autoimmune diseases. We currently anticipate that initial data from the study will be presented in late 2019, providing another potential catalyst for the Company.”

CPI-818, an oral, covalent, selective interleukin-2-inducible kinase (ITK) inhibitor, is based on a similar targeting strategy to that of Bruton’s tyrosine kinase (BTK) inhibitors. Key members of the scientific team at Corvus led the development of the first BTK inhibitor, ibrutinib, which is approved for the treatment of several types of B-cell lymphomas. ITK, the T-cell homologue of BTK, has many biochemical and functional similarities with BTK. T-cell lymphomas are often incurable, especially after relapse. As ITK is frequently overexpressed in T-cell lymphoma, we believe the selective inhibition of ITK may represent a new treatment strategy for this type of cancer, possibly analogous to the effects of BTK inhibition with ibrutinib in B-cell lymphomas. Unlike other ITK inhibitors, the selectivity of CPI-818 has been shown in preclinical studies to shift immune responses to a T-cytotoxic type 1 (Th1) phenotype. We believe CPI-818 has the potential to display a dual mechanism of action: direct cytotoxicity to T-cell lymphoma and enhancement of the immune system by increasing the Th1 immune response.

Recent Achievements
Ciforadenant (CPI-444): A2A Receptor Antagonist of Adenosine

  Continued enrolling patients with renal cell cancer (RCC) in an amended Phase 1b/2 clinical trial evaluating ciforadenant in combination with Genentech’s Tecentriq® (atezolizumab), an anti-PD-L1 antibody. The RCC patients in the trial have failed treatments with anti-PD-(L)1 antibodies and tyrosine kinase inhibitors.
  Continued enrollment of up to 65 patients with non-small cell lung cancer (NSCLC) in a Phase 1b/2 trial being conducted by Genentech as part of their MORPHEUS platform. The study is evaluating ciforadenant and Tecentriq in patients who have failed no more than two prior regimens.
  Presented updated data on the Adenosine Gene Signature (AdenoSig) highlighting its potential to enable patient selection for treatment with ciforadenant based on a molecularly defined gene signature, that may predict which patients may be more responsive to the adenosine blockade.

CPI-006: Anti-CD73 Antibody

  Continued enrollment of up to 350 patients with advanced cancer in a Phase 1/1b clinical trial evaluating CPI-006 as a single agent and in combination with either ciforadenant or pembrolizumab. The trial is currently enrolling patients in the dose escalation phase for CPI-006 administered as a monotherapy and in combination with ciforadenant.
  Initial clinical data from the Phase 1/1b study will be delivered in an oral presentation at the 2019 American Society of Clinical Oncology (ASCO) Annual Meeting in June 2019. This will build upon data presented in February that demonstrated early signs of immunologic activity across multiple pathways that may be important in cancer therapy.

CPI-818: A small molecule ITK inhibitor

  Initiated enrollment of CPI-818, an ITK inhibitor, in a Phase 1/1b study in patients with several types of T-cell lymphomas, including peripheral T-cell lymphoma (PTCL), cutaneous T-cell lymphoma (CTCL) and others.
  Presented preclinical and biochemical studies with CPI-818 at the American Association for Cancer Research (AACR) Annual Meeting in March highlighting the selectivity and immunologic activity of CPI-818 and its anti-tumor activity in spontaneous canine T-cell lymphoma.

Financial Results

At March 31, 2019, Corvus had cash, cash equivalents and marketable securities totaling $105.8 million, as compared to cash, cash equivalents and marketable securities of $114.6 million at December 31, 2018.

Research and development expenses for the three months ended March 31, 2019 totaled $9.4 million compared to $12.1 million for the same period in 2018. The decrease of $2.7 million was primarily due to a decrease in ciforadenant program costs.

The net loss for the three months ended March 31, 2019 was $11.6 million, compared to a net loss of $14.3 million for the same period in 2018. Total stock compensation expense for the three months ended March 31, 2019 was $2.0 million compared to $1.8 million of total stock compensation expense for the same period in 2018.

Conference Call Details
Corvus will host a conference call and webcast today, Thursday, May 9, 2019, at 4:30 p.m. ET (1:30 p.m. PT), during which time management will provide a business update and discuss the first quarter 2019 financial results. The conference call can be accessed by dialing 1-800-479-1004 (toll-free domestic) or 1-720-543-0206 (international) and using the conference ID 5606517. The live webcast may be accessed via the investor relations section of the Corvus website. A replay of the webcast will be available on Corvus' website for 90 days.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the development and commercialization of precisely targeted oncology therapies. Corvus’ lead product candidate, ciforadenant (CPI-444), a small molecule inhibitor of the A2A receptor, is currently being evaluated in a multicenter amended Phase 1b/2 clinical trial in patients with various solid tumors. This successive expansion cohort trial is examining the activity of cifordenant both as a single agent and in combination with Genentech’s atezolizumab, an anti-PD-L1 antibody. Corvus is conducting the trial with Genentech, a member of the Roche Group, under a clinical trial collaboration the two companies entered into in October 2015. In May 2017, Corvus and Genentech expanded the collaboration and are now conducting a trial of cifordenant and atezolizumab in patients with NSCLC who have failed prior therapies with anti-PD-(L)1 and platinum-based chemotherapy. Corvus is evaluating two additional product candidates: CPI-006, a humanized monoclonal antibody directed against CD73, in a multicenter Phase 1/1b clinical trial in patients with various solid tumors and CPI-818, an oral, small molecule drug that has been shown to selectively inhibit ITK, in a multicenter Phase 1/1b clinical trial in patients with several types of T-cell lymphomas. For more information, visit www.corvuspharma.com.

Tecentriq® is a registered trademark of Genentech.

About ciforadenant (CPI-444)
Ciforadenant is a small molecule, oral, checkpoint inhibitor designed to disable a tumor’s ability to subvert attack by the immune system by blocking the binding of adenosine in the tumor microenvironment to the A2A receptor. Adenosine, a metabolite of ATP (adenosine tri-phosphate), is produced within the tumor microenvironment where it may bind to the adenosine A2A receptor present on immune cells and block their activity. CD39 and CD73 are enzymes on the surface of tumor cells and immune cells. These enzymes work in concert to convert ATP to adenosine. In vitro and preclinical studies have shown that dual blockade of CD73 and the A2A receptor may be synergistic.

About CPI-006
CPI-006 is a potent humanized monoclonal antibody that reacts with the active site of CD73, blocking the conversion of AMP to adenosine. In vitro studies of CPI-006 have shown it is capable of substantially inhibiting the production of adenosine by blocking the CD73 enzyme.

CPI-818 Phase 1/1b Trial Design
The Phase 1/1b clinical trial employs an adaptive, expansion cohort design to select the dose and evaluate the safety, pharmacokinetics, immune-related biomarkers and efficacy of CPI-818 in patients with several types of T-cell lymphomas, including peripheral T-cell lymphoma (PTCL), angioimmunoblastic T-cell lymphoma (AITL), cutaneous T-cell lymphoma (CTCL) and others. The initial phase of the trial is evaluating single escalating doses in successive cohorts of patients in order to determine the optimum dose. A second phase will evaluate safety and tumor response to CPI-818 in disease-specific patient cohorts that may be expanded based on early signs of efficacy.  The study is expected to enroll patients at trial sites in North America, Australia and South Korea.

About CPI-818
CPI-818 is a small molecule drug given orally that has been shown to selectively inhibit ITK (interleukin-2-inducible T-cell kinase). It was developed to possess dual properties: to block malignant T-cell growth and modulate immune responses. ITK, an enzyme, is expressed predominantly in T-cells and plays a role in T-cell and natural killer (NK) cell lymphomas and leukemias, as well as in normal immune function. Interference with ITK signaling can modulate immune responses to various antigens. The inhibition of specific molecular targets in T-cells may be of therapeutic benefit for patients with T-cell lymphomas – similar to the role of Bruton’s tyrosine kinase (BTK) in B-cells. BTK is now an established target for treating various B-cell lymphomas, and two BTK inhibitors, ibrutinib and aclarabrutinib, have been approved by the U.S. Food and Drug Administration for lymphoma indications.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to the potential safety and efficacy of ciforadenant, CPI-006 and CPI-818, the potential similarities of BTK inhibition and ITK inhibition, the Company’s ability to develop and advance product candidates into and successfully complete preclinical studies and clinical trials, including the Company’s Phase 1/1b clinical trial of ciforadenant, the Company’s Phase 1/1b clinical trial of CPI-006, and the Company’s Phase 1/1b clinical trial of CPI-818, the utility of biomarker data collected and the suitability of dosing regimen selected for clinical trials, and the potential timing and availability of data from the Company’s ongoing clinical trials. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Securities and Exchange Commission on May 9, 2019, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the accuracy of the Company’s estimates relating to its ability to initiate and/or complete clinical trials; the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its clinical trials of ciforadenant, CPI-006 and CPI-818; the Company’s ability to utilize biomarker data and select a suitable dosing regimen; the results of preclinical studies may not be predictive of future results; the unpredictability of the regulatory process; regulatory developments in the United States and foreign countries; the costs of clinical trials may exceed expectations; and the Company’s ability to raise additional capital. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:
Leiv Lea
Chief Financial Officer
Corvus Pharmaceuticals, Inc.
+1-650-900-4522
llea@corvuspharma.com

MEDIA CONTACT:
Sheryl Seapy
W2O pure
+1 213-262-9390
sseapy@purecommunications.com

CORVUS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share data) (unaudited)

	Three Months Ended March 31,
	2019	2018
Operating expenses:
Research and development	$9,419	$12,103
General and administrative	2,886	2,541
Total operating expenses	12,305	14,644
Loss from operations	(12,305)	(14,644)
Interest income and other expense, net	662	343
Net loss	$(11,643)	$(14,301)
Net loss per share, basic and diluted	$(0.40)	$(0.63)
Shares used to compute net loss per share, basic and diluted	29,292,135	22,580,620

CORVUS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)

	March 31,	December 31,
	2019	2018
Assets
Cash, cash equivalents and marketable securities	$105,807	$114,597
Operating lease right-of-use asset	2,781	—
Other assets	3,721	3,635
Total assets	$112,309	$118,232
Liabilities and stockholders' equity
Accounts payable and accrued liabilities and other liabilities	$7,843	$7,896
Operating lease liability	3,769	—
Stockholders' equity	100,697	110,336
Total liabilities and stockholders' equity	$112,309	$118,232